Exhibit 99.1

OCEAN POWER TECHNOLOGIES, INC. PRICES OFFERING OF 5,385,000 SHARES OF COMMON STOCK

PENNINGTON, NEW JERSEY, APRIL 27, 2017 — OCEAN POWER TECHNOLOGIES, INC. (NASDAQ: OPTT), today announced the pricing of an underwritten public offering of 5,385,000 shares of its common stock at a price to the public of $1.30 per share. The gross proceeds to Ocean Power Technologies, Inc. from this offering are expected to be approximately $7,000,000, before deducting underwriting discounts and commissions and other estimated offering expenses. Ocean Power Technologies, Inc. has granted the underwriters a 45-day option to purchase up to an additional 807,750 shares of common stock to cover over-allotments, if any. The offering is expected to close on May 2, 2017, subject to customary closing conditions.

Aegis Capital Corp. is acting as the sole book-running manager for the offering.

A registration statement on Form S-1 (File No. 333-217209) relating to these securities has been filed with the Securities and Exchange Commission and became effective on April 26, 2017.

The offering will be made only by means of a prospectus. A copy of the prospectus relating to the offering may be obtained, when available, by contacting Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY 10019, telephone: 212-813-1010, e-mail: prospectus@aegiscap.com. Investors may also obtain these documents at no cost by visiting the SEC's website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ocean Power Technologies, Inc.

Headquartered in Pennington, New Jersey, Ocean Power Technologies (OPT) is a leader in ocean wave energy conversion. OPT’s proprietary PowerBuoy® technology is based on a scalable and modular design. OPT specializes in cost-effective and environmentally sound ocean wave based power generation and management technology.

Cautionary Statement Regarding Forward Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as "may", "will", "aim", "will likely result", "believe", "expect", "will continue", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions. These forward-looking statements reflect the Company's current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's Registration Statement on Form S-1 and most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Contact:

Company Contact:
Matthew T. Shafer
Chief Financial Officer of OPT
Phone: 609-730-0400

Investor Relations Contact:
Andrew Barwicki
Barwicki Investor Relations Inc.
Phone: 516-662-9461